Exhibit 3.31

CERTIFICATE OF FORMATION

OF

MRC DELAWARE RESOURCES, LLC

a Texas Limited Liability Company

The undersigned, a natural person of the age of eighteen years or more, acting as the sole organizer of MRC Delaware Resources, LLC (the “Company”), a limited liability company under Title 3 of the Texas Business Organizations Code, does hereby adopt the following Certificate of Formation for such limited liability company as of January 23, 2015.

ARTICLE I

The name of the Company, which is the entity being formed hereby, is MRC Delaware Resources, LLC.

ARTICLE II

The type of entity being formed is a limited liability company.

ARTICLE III

The purpose for which the Company is being formed is any lawful purpose for which limited liability companies may be formed under the Texas Business Organizations Code, as it may be amended from time to time, or any successor law.

ARTICLE IV

The Company shall have perpetual existence.

ARTICLE V

The initial registered agent of the Company is CT Corporation System. The street address of the initial registered office is 1999 Bryan Street, Suite 900, Dallas, TX 75201-3136.

ARTICLE VI

The Company will be managed by a manager, and the name and address of the incorporator and the initial manager of the Company are as follows:

Name	Address
Joseph Wm. Foran	5400 Lyndon B. Johnson Freeway Suite 1500 Dallas, TX 75240

ARTICLE VII

A member of the Company shall not be liable for the debts, obligations, or liabilities of the Company, including, without limitation, under a judgment, decree, or order of a court.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 23, 2015.

/s/ Joseph Wm. Foran
Joseph Wm. Foran
Incorporator
5400 Lyndon B. Johnson Freeway
Suite 1500
Dallas, TX 75240

[Signature Page to Certificate of Formation – MRC Delaware Resources, LLC]